Exhibit 99.1

IR WEBSITE FAQ – for website

What is the timing to complete the transaction and when can shareholders expect to get paid out?

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bluebird, Carlyle and SK Capital are working under a sense of urgency to complete the transaction as quickly possible. All parties expect to close in the first half of the year, subject to the tender of a majority of the outstanding shares of bluebird, receipt of applicable regulatory approvals, and other customary closing conditions.

•	For exact details on the payout process, please contact your individual broker or transfer agent.

Does bluebird have enough cash runway to make it to close of the transaction?

•	bluebird has also entered into amendments to its loan agreement with Hercules Capital, Inc. to facilitate adequate liquidity to position it to maintain operations through the closing.

Where can I find Tender Offer materials?

•	The tender offer materials and recommendation statement will be filed with the SEC and will be available to all shareholders.

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Once filed, investors will be able to obtain a free copy of the tender offer materials and other documents filed by Beacon Parent Holdings, L.P., Beacon Merger Sub, Inc. and bluebird with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by bluebird under the “Investors & Media” section of bluebird’s website at www.bluebirdbio.com.

How many shares need to be tendered for this transaction to be approved?

•	bluebird must obtain the tender of a majority of the outstanding shares of bluebird bio common stock for this transaction to be approved.

What happens if bluebird does not receive shareholder support for this transaction?

•	bluebird ran an exhaustive process to secure additional funding, including talking to more than 70 potential parties to evaluate a range of financing options.

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Through this process and amidst the background of a third and final denial by the FDA of bluebird’s appeal for a priority review voucher, it became clear that absent an infusion of significant capital bluebird is at risk of defaulting on its loan covenants and thus this transaction is the most viable solution to generate value for shareholders.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding shares of bluebird bio referenced in this communication has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any securities of bluebird bio. The solicitation and the offer to buy shares of bluebird bio common stock will only be made pursuant to a Tender Offer Statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Beacon Parent Holdings, L.P. (“Parent”) and Beacon Merger Sub, Inc. (“Merger Sub”) intend to file with the Securities and

Exchange Commission. In addition, bluebird bio will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Parent, Merger Sub and bluebird bio with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by bluebird bio under the “investors & media” section of bluebird bio’s website at www.bluebirdbio.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 OF BLUEBIRD BIO AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on bluebird bio’s current beliefs and expectations and include, but are not limited to: statements regarding beliefs about the potential benefits of the transaction; the planned completion and timing of the transactions contemplated by the Merger Agreement ; and the prospective performance and outlook of the surviving company’s business, performance, and opportunities. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing and completion of the tender offer and the merger; uncertainties as to the percentage of bluebird bio stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable regulatory and/or governmental entities (or any conditions, limitations or restrictions placed on such approvals); risks relating to bluebird bio’s liquidity during the pendency of the tender offer and the merger or in the event of a termination of the Merger Agreement; the risk that the milestone related to the contingent value right is not achieved; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, vendors and other business partners; risks related to diverting management’s attention from bluebird bio’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; and other risks and uncertainties pertaining to bluebird bio’s business, including the risks and uncertainties detailed in bluebird bio’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Merger Sub and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by bluebird bio in connection with the tender offer.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and bluebird bio undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law.